EXHIBIT 4.3

WARRANT AGREEMENT

between

AFG HOLDINGS, INC.

and

COMPUTERSHARE TRUST COMPANY, N.A.

COMPUTERSHARE INC., as

Warrant Agent

Dated as of June 8, 2017

Warrants To Purchase Common Stock

TABLE OF CONTENTS

1.	Definitions			1

2.	Warrant Certificates			6

	2.1.	Issuance of Warrants		6

	2.2.	Form of Warrant Certificates		6

	2.3.	Execution and Delivery of Warrants		6

3.	Exercise and Expiration of Warrants			7

	3.1.	Right to Acquire Common Stock Upon Exercise		7

	3.2.	Exercise and Expiration of Warrants		7

		(a)	Exercise of Warrants	7

		(b)	Expiration of Warrants	7

		(c)	Method of Exercise	7

		(d)	Partial Exercise	8

		(e)	Issuance of Common Stock	8

		(f)	Time of Exercise	8

	3.3.	Application of Funds Upon Exercise of Warrants		9

	3.4.	Payment of Taxes		9

	3.5.	Surrender of Certificates		10

	3.6.	Shares Issuable		10

	3.7.	Cashless Exercise		10

	3.8.	Form Exchange		10

4.	Dissolution, Liquidation or Winding up			10

5.	Adjustments			11

	5.1.	Adjustments		11

		(a)	Subdivisions and Combinations	11

		(b)	Common Stock Dividends	12

		(c)	Reorganizations, Reclassifications or Recapitalization	12

		(d)	Property Dividends	13

		(e)	Other Provisions Applicable to Adjustments	13

		(f)	Adjustment to Shares Obtainable Upon Exercise	14

		(g)	Compliance with Governmental Requirements	14

		(h)	Optional Adjustments	14

		(i)	Notice of Adjustment	15

		(j)	Statement on Warrant Certificates	15

	5.2.	Fractional Interest	15

	5.3.	Liquidity Event Payment	16

6.	Loss or Mutilation		17

7.	Reservation and Authorization of Common Stock		17

8.	Transfers; Warrant Transfer Books		18

	8.1.	Corporate Agency Office	18

	8.2.	Warrant Register	18

	8.3.	Transfers	18

	8.4.	Exchanges	19

	8.5.	Valid Obligations	19

	8.6.	No Service Charge	19

	8.7.	Reports of Ownership	19

	8.8.	Copies; Notice	20

9.	Other Rights of Warrant Holders		20

	9.1.	Registration Rights	20

	9.2.	Information Rights	20

	9.3.	No Redemption	20

	9.4.	No Voting or Dividend Rights	20

	9.5.	Rights of Action	21

	9.6.	Treatment of Holders of Warrants	21

	9.7.	Communications to Holders	21

10.	Concerning the Warrant Agent		22

	10.1.	Nature of Duties and Responsibilities Assumed	22

	10.2.	Right to Consult Counsel	24

	10.3.	Compensation, Reimbursement and Indemnification	24

	10.4.	Warrant Agent May Hold Company Securities	24

	10.5.	Resignation and Removal; Appointment of Successor	25

11.	Notices		26

	11.1.	Notices Generally	26

	11.2.	Required Notices to Holders	27

12.	Inspection		28

13.	Amendments		28

14.	Waivers		28

15.	Equitable Relief		29

16.	No Circumvention or Impairment		29

	16.1.	Circumvention	29

	16.2.	Affiliate Transaction	29

17.	Headings		29

18.	Counterparts		29

19.	Severability		29

20.	Persons Benefiting		30

21.	Applicable Law		30

22.	Entire Agreement		30

23.	Confidentiality		31

	23.1.	Confidential Information	31

	23.2.	Defense and Termination	31

	23.3.	Exclusions	32

24.	Warrant Agent		32

EXHIBITS

Exhibit A	Form of Warrant Certificate

Exhibit B	Notice of Exercise

WARRANT AGREEMENT

AGREEMENT dated as of June 8, 2017 between AFG Holdings, Inc., a Delaware corporation (referred to herein as the “Company”), and Computershare Inc., a Delaware corporation (“Computershare”) and Computershare Trust Company, N.A., a federally chartered trust company (collectively referred to herein as the “Warrant Agent”).

The Company proposes to issue and deliver its Warrants (as defined below) to purchase, under certain circumstances, up to an aggregate of 1,428,571 shares of its Common Stock (as defined below), subject to adjustment as provided herein. Each such Warrant shall entitle the registered owner thereof to purchase one share of Common Stock, subject to adjustment as provided herein.

In consideration of the foregoing and for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations thereunder of the Company, the Warrant Agent and the Holders (as defined below), the Company and the Warrant Agent each hereby agree as follows:

1.	Definitions.

“Affiliate” of any specified Person, means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such specified Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction” has the meaning set forth in Section 16.2.

“Agreement” means this agreement as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental hereto entered into pursuant to the applicable provisions hereof.

“Appropriate Officer” has the meaning set forth in Section 2.3(d).

“Board of Directors” means either the board of directors of the Company or any duly authorized committee of that board.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a legal holiday in the State of New York or a day on which banking institutions and trust companies in the state in which the Corporate Agency Office is located are authorized or obligated by law, regulation or executive order to close.

“Cashless Exercise” has the meaning set forth in Section 3.7.

“Certificated Warrant” has the meaning set forth in Section 2.1.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Company” means the company identified in the preamble hereof and its successors and assigns.

“Company Order” means a written instruction, request or order signed in the name of the Company by its Chairman or any Co-Chairman of the Board, its Chief Executive Officer, its President, any Vice President, its Treasurer, any Assistant Treasurer, its Secretary or any Assistant Secretary, and delivered to the Warrant Agent.

“Company Selected Expert” has the meaning set forth in Section 5.3(c).

“Confidential Information” has the meaning set forth in Section 23.

“Corporate Agency Office’’ has the meaning set forth in Section 8.

“corporation” means a corporation, association, company, limited liability company, partnership, limited partnership, limited liability partnership, joint-stock company, business trust or other similar entity.

“Current Market Price’’ means on any date the amount which a willing buyer would pay a willing seller in an arm’s length transaction on such date (neither being under any compulsion to buy or sell) for one share of the Common Stock as determined as of such date (x) for the purposes of any computation under this Agreement (except under Section 5.2). by an Independent Financial Expert as set forth in value report thereof using one or more valuation methods that such Independent Financial Expert, in its best professional judgment, determines to be most appropriate or (y) for the purposes of any computation under Section 5.2, by the Treasurer or Chief Financial Officer of the Company in good faith, whose determination shall be conclusive and evidenced by a certificate of such officer delivered to the Warrant Agent.

“Determinations” has the meaning set forth in Section 5.3(c).

“Direct Registration Warrants” has the meaning set forth in Section 2.1.

“Exchange Act” means the Securities Exchange Act of 1934 and any statute successor thereto, in each case, as amended from time to time.

“Exercise Date” has the meaning set forth in Section 3.2(f).

“Exercise Period” means the period from and including the Original Issue Date to and including the Expiration Date.

“Exercise Price” means the exercise price per share of Common Stock, initially set at $61.50 subject to adjustment as provided in Section 5.1.

“Expiration Date” means June 8, 2022, the fifth anniversary of the Original Issue Date.

“Financial Expert” means any broker or dealer registered as such under the Exchange Act that conducts an investment banking business of nationally recognized standing.

“Funds” has the meaning set forth in Section 3.3.

“Holder” means any Person in whose name at the time any Certificated Warrant or Direct Registration Warrant is registered upon the Warrant Register and, when used with respect to any Certificated Warrant or Direct Registration Warrant, the Person in whose name such Certificated Warrant or Direct Registration Warrant is registered in the Warrant Register.

“Independent Financial Expert” means any Financial Expert selected by the Company that either (i) is reasonably acceptable to the Holders evidencing a majority of the outstanding Warrants or (ii) is a firm (x) which does not (and whose directors, officers, employees and affiliates, to the knowledge of the Company, do not) have a material direct or indirect financial interest in the Company or any of its Affiliates (other than by virtue of compensation paid for advice or opinions referred to in the exception to clause (z)), as determined by the Board of Directors of the Company in its reasonable good faith judgment, (y) which has not been, within the last two years, and, at the time it is called upon to give independent financial advice to the Company or any of its Affiliates, is not (and none of whose directors, officers, employees or affiliates, to the knowledge of the Company, is) a promoter, director or officer of the Company or any of its Affiliates or an underwriter with respect to any of the securities of the Company or any of its Affiliates and (z) which does not provide any advice or opinions to the Company or Affiliates except as an independent financial expert in connection with this Agreement.

“Liquidity Event” means (i) any Transaction (x) that is consummated prior to the Two- Year Date or (y) for which a definitive agreement is entered into prior to the Two-Year Date and that is consummated within six months of the Two-Year Date; or (ii) any transaction or series of related transactions occurring prior to the Two-Year Date constituting (x) a dividend or distribution of all or substantially all of the Company’s assets to the holders of the Common Stock, or (y) a sale, transfer or disposition of substantially all the Company’s assets to any Person in exchange for consideration that is distributed to the holders of the Common Stock.

“Liquidity Event Effective Date” means (i) in case of any Liquidity Event constituting a Transaction, the date of consummation of such Transaction; or (ii) in the case of a Liquidity Event constituting a Substantially All Dividend, the date for determination of the holders of Common Stock entitled to receive such Substantially All Dividend.

“Liquidity Event Payment Date” means with respect to any Liquidity Event, (i) in the case of a Liquidity Event constituting a Transaction, the Liquidity Event Effective Date for such Transaction; or (ii) in the case of a Liquidity Event constituting a Substantially All Dividend, the date on which such Substantially All Dividend is paid to holders of Common Stock.

“Liquidity Event Proceeds” means the aggregate consideration (including all cash, stock, assets, securities, warrants, options, subscription rights, evidences of indebtedness or assumptions of liabilities or indebtedness or other property) paid or payable to the holders of shares of Common Stock (or into which shares of Common Stock are exchanged or converted) in connection with a Liquidity Event. For purposes of the foregoing, the consideration paid or payable (or into which shares of Common Stock are exchanged or converted) in the Liquidity Event shall include the cash, stock, assets, securities, warrants, options, subscription rights, evidences of indebtedness or assumptions of liabilities or indebtedness or other property paid or payable to the holders of shares of Common Stock (or into which shares of Common Stock are exchanged or converted), in connection with the Liquidity Event, regardless of how such consideration is characterized in the definitive documents relating to such Liquidity Event.

“Liquidity Event Trigger Date” means with respect to any Liquidity Event the date 30 days before the Liquidity Event Effective Date.

“Notice Date’’ has the meaning set forth in Section 5.3(c).

“Original Issue Date” means June 8, 2017, the date on which Warrants are originally issued under this Agreement.

“outstanding” when used with respect to any Warrants, means, as of the time of determination, all Warrants theretofore originally issued under this Agreement except (i) Warrants that have been exercised pursuant to Section 3.2(a). and (ii) Warrants that have otherwise been acquired by the Company; provided, however, that in determining whether the Holders of the requisite amount of the outstanding Warrants have given any request, demand, authorization, direction, notice, consent or waiver under the provisions of this Agreement, Warrants owned by the Company or any Subsidiary or Affiliate of the Company shall be disregarded and deemed not to be outstanding.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Property Dividend’ means any payment by the Company to holders of its Common Stock of any dividend, or any other distribution by the Company to such holders, of any shares of capital stock of the Company, evidences of indebtedness of the Company, cash or other assets (including rights, warrants or other securities (of the Company or any other Person)), other than any dividend or distribution (i) upon a transaction to which Section 5.1(c) applies or (ii) of any Common Stock referred to in Section 5.1(b).

“Recipient” has the meaning set forth in Section 3.2(e).

“Registration Rights Agreement’’ has the meaning set forth in Section 9.1.

“Representatives” of a Holder means its partners, shareholders, members, directors, officers, employees, agents, counsel, accountants, consultants, investment advisers or other professionals or representatives, or its affiliates or wholly owned subsidiaries.

“Required Warrant Holders” has the meaning set forth in Section 5.3(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Independent Financial Expert” has the meaning set forth in Section 5.3(c).

“Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Substantially All Dividend” means a Liquidity Event within the meaning of clause (ii) of the definition thereof.

“Transaction” means any merger, consolidation, amalgamation or other similar transaction or series of related transactions to which the Company is a party and pursuant to which the “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares of Common Stock immediately prior to such transaction “beneficially own” less than 50% of the shares of common equity securities of the surviving entity immediately following such transaction.

“Two-Year Date” means the date that is the date two years after the Original Issue Date.

“Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect the members of the Board of Directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Warrant Agent” means the warrant agent set forth in the preamble hereof or the successor or successors of such Warrant Agent appointed in accordance with the terms hereof.

“Warrant Certificates” means those certain warrant certificates evidencing the Certificated Warrants, substantially in the form of Exhibit A. the terms and conditions of which are subject to and governed by this Agreement.

“Warrant Exercise Documentation” has the meaning set forth in Section 3.2(c).

“Warrant Register” has the meaning set forth in Section 8.2.

“Warrant Statement” has the meaning set forth in Section 2.1.

“Warrants” means those certain warrants to purchase initially up to an aggregate of 1,428,571 shares of Common Stock at the Exercise Price, subject to adjustment pursuant to Section 5, issued hereunder whether constituting a Certificated Warrant represented by a Warrant Certificate or Direct Registration Warrant.

“Warrant Value” means, with respect to any Warrant, for any Liquidity Event, the fair market value of such Warrant determined as of the Liquidity Event Payment Date for such Liquidity Event, as determined by the Specified Independent Financial Expert, calculated using the Black-Scholes model for valuing options.

“Warrant Value Amount” means, with respect to any Liquidity Event, an amount in cash equal to the Warrant Value for such Liquidity Event.

2.	Warrant Certificates.

2.1. Issuance of Warrants. The Warrants shall either be (x) issued in the form of and represented by Warrant Certificates (“Certificated Warrant”) or (y) issued by electronic entry registration on the books of the Warrant Agent (“Direct Registration Warrant”) and shall be reflected on statements issued by the Warrant Agent from time to time to the holders thereof (the “Warrant Statements”). Each Warrant Certificate shall evidence the number of Certificated Warrants specified therein; and each Warrant, whether issued as a Certificated Warrant or a Direct Registration Warrant, shall constitute the right, subject to the provisions contained herein and therein, to purchase one share of Common Stock, subject to adjustment as provided in Section 5.

2.2. Form of Warrant Certificates. The Certificated Warrants shall be substantially in the form of Exhibit A. shall be dated the date on which countersigned by the Warrant Agent, shall have such insertions, omissions, substitutions and other variations as are appropriate or required or permitted by this Agreement, and may have such letters, numbers or other marks of identification and such legends, summaries, or endorsements typed, stamped, printed, lithographed or engraved thereon as the officers of the Company executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Agreement and which do not affect the rights, duties, liabilities or responsibilities of the Warrant Agent, or as may be required to comply with any law or with any rule or regulation pursuant thereto or with any rule or regulation of any securities exchange on which the Warrants may be listed, or to conform to usage.

2.3. Execution and Delivery of Warrants.

(a) Certificated Warrants and Direct Registration Warrants which may be issued and delivered (and, in the case of Certificated Warrants, evidenced by Warrants Certificates countersigned) under this Agreement are limited to Certificated Warrants and Direct Registration Warrants evidencing 1,428,571 Warrants in the aggregate except for Certificated Warrants or Direct Registration Warrants issued and delivered (and, in the case of Certificated Warrants, evidenced by Warrant Certificates countersigned) upon registration of transfer of, or in exchange for, or in lieu of, one or more previously issued Certificated Warrants and Direct Registration Warrants pursuant to Sections 3.2(d), 6 and 8.

(b) At any time and from time to time on or after the date of this Agreement, upon receipt of (i) a Company Order specifically stating the number of Warrants to be issued upon original issuance as Certificated Warrants or Direct Registration Warrants and the names of the respective original Persons entitled thereto and (ii) in the case of any Certificated Warrants, Warrant Certificates evidencing such Certificated Warrants, executed by the Company, the Warrant Agent shall, at the direction of the Company set forth in such Company Order, register in the Warrant Register such respective Warrants in the names of the initial Persons entitled thereto and issue upon original issuance and deliver (and, in the case of Certificated Warrants, countersign such Warrant Certificates evidencing) such respective Warrants to the respective Persons entitled thereto. The Warrant Agent is further hereby authorized to issue and deliver (and, in the case of Certificated Warrants, countersign (by manual or facsimile signature) Warrant Certificates evidencing) Warrants as required by this Section 2.3 or by Sections 2.2, 3.2(d), 6 or 8.

(c) The Warrant Agent may rely conclusively on such Company Order. The Warrant Agent shall promptly deliver a Warrant Statement to such Holders of Direct Registration Warrants upon the issuance of such Direct Registration Warrants.

(d) The Warrant Certificates shall be executed in the corporate name and on behalf of the Company by the Chairman (or any Co-Chairman) of the Board, the Chief Executive Officer, the President or any one of the Vice Presidents of the Company (each, an “Appropriate Officer”) and attested to by the Secretary or one of the Assistant Secretaries of the Company, either manually or by facsimile or electronic signature printed thereon. The Warrant Certificates shall be manually (or by facsimile signature) countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. In case any officer of the Company whose signature shall have been placed upon any of the Warrant Certificates shall cease to be such officer of the Company before countersignature by the Warrant Agent and issue and delivery thereof, such Warrant Certificates may, nevertheless, be countersigned by the Warrant Agent and issued and delivered with the same force and effect as though such person had not ceased to be such officer of the Company, and any Warrant Certificate may be signed on behalf of the Company by such person as, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company, although at the date of the execution of this Warrant Agreement any such person was not such officer.

3.	Exercise and Expiration of Warrants.

3.1. Right to Acquire Common Stock Upon Exercise. Each Certificated Warrant or Direct Registration Warrant shall entitle the Holder thereof, subject to the provisions thereof and of this Agreement, to acquire from the Company, one share of Common Stock at the Exercise Price, subject to adjustment as provided in this Agreement. The Exercise Price, and the number of shares of Common Stock obtainable upon exercise of each Warrant, shall be adjusted from time to time as required by Section 5.1.

3.2. Exercise and Expiration of Warrants.

(a) Exercise of Warrants. Subject to and upon compliance with the terms and conditions set forth herein, a Holder may exercise all or any whole number of the Warrants evidenced thereby, on any Business Day from and after the Original Issue Date until 5:00 p.m., New York time, on the Expiration Date, for the shares of Common Stock obtainable thereunder.

(b) Expiration of Warrants. The Warrants shall terminate and become void as of 5:00 p.m., New York time, on the Expiration Date.

(c) Method of Exercise. In order to exercise all or any of the Warrants, the Holder thereof must (i) at the Corporate Agency Office (x) in the case of a Certificated Warrant, surrender to the Warrant Agent the Warrant Certificate evidencing such Warrants and (y) in the case of a Certificated Warrant or a Direct Registration Warrant, deliver to the Warrant Agent a written notice of the Holder’s election to exercise the number of the Warrants specified therein, duly executed by such Holder, which notice shall be (1) in the case of a Certificated Warrant, in the form of the notice on the reverse of, or attached to, such Warrant Certificate or, (2) in the case of a Direct Registration Warrant, substantially in the form of Exhibit B, in each case, accompanied by a signature guarantee and (ii) except in the case of a Cashless Exercise, at the option of the Holder, pay to the Warrant Agent an amount, equal to the aggregate of the Exercise Price in respect of each share of Common Stock into which such Warrants are exercisable, in any combination of the following elected by such Holder: (A) cash delivered to the Warrant Agent at the Corporate Agency Office, (B) certified bank check or official bank check in New York Clearing House funds payable to the order of the Company and delivered to the Warrant Agent at the Corporate Agency Office, or (C) wire transfer in immediately available funds, to an account of the Company at such banking institution as the Company shall have given notice to the Warrant Agent and such Holder in accordance with Section 11.1(b) (such payment, together with the Warrant Certificate, if applicable, and the written notice of the Holder’s election, the “Warrant Exercise Documentation”). The Company shall give notice to the Holders in accordance with Section 11.1(b) of (i) the account referred to in clause (ii)(C) of the preceding sentence within five Business Days of the Original Issue Date and (ii) any change to such account within five Business Days of such change.

(d) Partial Exercise. If fewer than all the Certificated Warrants represented by a Warrant Certificate are exercised, such Warrant Certificate shall be surrendered and a new Warrant Certificate of the same tenor and for the number of Warrants which were not exercised shall be executed by the Company. If fewer than all the Direct Registration Warrants registered in the name of a Holder are exercised, the Warrant Agent shall promptly deliver to the Holder of such Direct Registration Warrants a Warrant Statement reflecting the number of Warrants which were not exercised. The Warrant Agent shall countersign the new Warrant Certificate, registered in such name or names, subject to the provisions of Section 8 regarding registration of transfer and payment of governmental charges in respect thereof, as may be directed in writing by the Holder, and shall deliver the new Warrant Certificate to the Person or Persons in whose name such new Warrant Certificate is so registered. The Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose.

(e) Issuance of Common Stock. The Company shall, as promptly as practicable after the Exercise Date, and in any event within five Business Days after the receipt of all Warrant Exercise Documentation, execute or cause to be executed and deliver or cause to be delivered to the Recipient (as defined below) a certificate or certificates representing the aggregate number of shares of Common Stock issuable upon such exercise (based upon the aggregate number of Warrants so exercised), determined in accordance with Section 3.6, together with an amount in cash in lieu of any fractional share(s), if the Company so elects pursuant to Section 5.2. The certificate or certificates so delivered shall be, to the extent reasonably practicable, in such denomination or denominations as such Holder shall request in such notice of exercise and shall be registered or otherwise placed in the name of, and delivered to, the Holder or, subject to Section 2.3(d) and Section 3.4, such other Person as shall be designated by the Holder in such notice (the Holder or such other Person being referred to herein as the “Recipient”).

(f) Time of Exercise. Each exercise of a Warrant shall be deemed to have been effected immediately prior to the close of business on the first day on which each of the following has occurred (the “Exercise Date”), (i) the Warrant Certificate representing such Warrant has been surrendered for exercise, in the case of Certificated Warrants, and the notice of exercise has been duly executed by the Holder and delivered to the Company as provided in Section 3.2(c). (ii) except in the case of a Cashless Exercise, the Company has been paid an amount equal to the aggregate of the applicable Exercise Price in respect of each share of Common Stock into which such Warrants are exercisable as provided in Section 3.2(c), and (iii) all taxes required to be paid by Holder, if any, pursuant to Section 3.4 prior to the exercise of such Warrant have been paid. On the Exercise Date, subject to Section 5.1(e)(iv), the certificates for the shares of Common Stock issuable upon such exercise as provided in Section 3.2(e) shall be deemed to have been issued and, for all purposes of this Agreement, the Recipient shall, as between such Person and the Company, be deemed to be and entitled to all rights of the holder or record of such Common Stock.

3.3. Application of Funds Upon Exercise of Warrants. All funds received by the Warrant Agent under this Agreement that are to be distributed or applied by the Warrant Agent in the performance of services hereunder (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P). The Warrant Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this Section 3.3, excluding any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Interest shall accrue for the benefit of the Company at a rate of 75% of the 1-month T bill on the daily balance for the Funds for a period of 60 days or until the balance of the Funds falls below $5 million, whichever occurs first, after which time all interest shall accrue to Computershare.-Computershare shall promptly deliver and pay to or upon the written order of the Company all funds received by it upon the exercise of any Warrants by bank wire transfer to an account designated by the Company or as Computershare otherwise may be directed in writing by the Company.

3.4. Payment of Taxes. The Company shall pay any and all taxes (other than income taxes) that are payable in respect of the issue or delivery of shares of Common Stock on exercise of Warrants pursuant hereto. The Company shall not be required, however, to pay any tax or other charge imposed in respect of any transfer involved in the issue and delivery of any certificates for shares of Common Stock or payment of cash or other property to any Recipient other than the Holder of the exercised Warrant, and in case of such transfer or payment, the Warrant Agent and the Company shall not be required to issue or deliver any certificate or pay any cash until (a) such tax or charge has been paid or an amount sufficient for the payment thereof has been delivered to the Warrant Agent or the Company or (b) it has been established to the Company’s reasonable satisfaction that any such tax or other charge that is or may become due has been paid.

3.5. Surrender of Certificates. Any Warrant Certificate surrendered for exercise shall, if surrendered to the Company, be delivered to the Warrant Agent, and all Warrant Certificates surrendered or so delivered to the Warrant Agent shall be promptly cancelled by the Warrant Agent and shall not be reissued by the Company. The Warrant Agent shall destroy such cancelled Warrant Certificates and deliver its certificate of destruction to the Company, unless the Company shall otherwise direct.

3.6. Shares Issuable. The number of shares of Common Stock “obtainable upon exercise” of Warrants at any time shall be the number of shares of Common Stock into which such Warrants are then exercisable. The number of shares of Common Stock “into which each Warrant is exercisable” shall be one share, subject to adjustment as provided in Section 5.1.

3.7. Cashless Exercise. Notwithstanding any provisions herein to the contrary, if the Current Market Price of one share of Common Stock is greater than the applicable Exercise Price on the Exercise Date, in lieu of paying to the Company the applicable Exercise Price by wire transfer in immediately available funds, the Holder may elect to receive shares of Common Stock equal to the value (as determined below) of the Warrants (or the portion thereof being exercised) by expressly stating in its notice of exercise that the Holder desires to effect a “cashless exercise” (a “Cashless Exercise”) in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X = (Y(A-B))-A

where X		the number of shares of Common Stock to be issued to the Holder

Y	=	the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Common Stock purchasable under this Warrant as to which this Warrant is being exercised (on the Exercise Date)

A	=	the applicable Current Market Price of one share of Common Stock (on the Exercise Date)

B	=	the applicable Exercise Price (as adjusted through and including the Exercise Date).

3.8. Form Exchange. Any Holder of a Certificated Warrant may exchange such Certificated Warrant for a like number of Direct Registration Warrants of the same tenor at any time and any Holder of a Direct Registration Warrants may exchange such Direct Registration Warrants for Certificated Warrants representing a like number of Certificated Warrants of the same tenor at any time (to the extent the Company is making Certificated Warrants available), in each case in accordance with the applicable customary procedures of the Warrant Agent and the terms of this Agreement.

4.	Dissolution, Liquidation or Winding up.

If, on or prior to the Expiration Date, the Company (or any other Person controlling the Company) shall propose a voluntary dissolution, liquidation or winding up of the affairs of the

Company, the Company shall give written notice thereof to all Holders in the manner and within the time period provided in Section 11.2. Each Holder shall receive the securities, cash or other property which such Holder would have been entitled to receive had such Holder been the holder of record of the shares of Common Stock into which the Warrants were exercisable immediately prior to such dissolution, liquidation or winding up (net of the then applicable Exercise Price) and the rights to exercise the Warrants shall terminate on the date specified in such notice as the date on which the holders of record of the shares of Common Stock shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such dissolution, liquidation or winding up, as the case may be.

In case of any such voluntary dissolution, liquidation or winding up of the Company, the Company shall deposit with the Warrant Agent any funds or other property which the Holders are entitled to receive under this Agreement, together with a Company Order as to the distribution thereof. After receipt of such deposit from the Company and, upon written request of a Holder and, in the case of Certificated Warrants, after receipt of surrendered Warrant Certificates evidencing such Certificated Warrants, the Warrant Agent shall make payment in appropriate amount to such Person or Persons as it may be directed in such written request by such Holder. The Warrant Agent shall not be required to pay interest on any money deposited pursuant to the provisions of this Section 4 except such as it shall agree with the Company to pay thereon. Any moneys, securities or other property which at any time shall be deposited by the Company or on its behalf with the Warrant Agent pursuant to this Section 4 shall be, and are hereby, assigned, transferred and set over to the Warrant Agent in trust for the purpose for which such moneys, securities or other property shall have been deposited; provided that moneys, securities or other property need not be segregated from other funds, securities or other property held by the Warrant Agent except to the extent required by law.

5.	Adjustments.

5.1. Adjustments. In order to prevent dilution of the rights granted under the Warrants, the Exercise Price shall be subject to adjustment from time to time as provided in this Section 5.1 and the number of shares of Common Stock obtainable upon exercise of Warrants shall be subject to adjustment from time to time as provided in this Section 5.1 (in each case, after taking into consideration any prior adjustments pursuant to this Section 5.1).

(a) Subdivisions and Combinations. In the event the Company shall, at any time or from time to time after the Original Issue Date while the Warrants remain outstanding and unexpired in whole or in part, effect a subdivision (by any stock split or otherwise) of the outstanding shares of Common Stock into a greater number of shares of Common Stock (other than (x) a stock split effected by means of a stock dividend or distribution to which Section 5.1(b) applies or (y) a subdivision upon a transaction to which Section 5.1(c) applies), then and in each such event the Exercise Price in effect at the opening of business on the day after the date upon which such subdivision becomes effective shall be proportionately decreased. Conversely, if the Company shall, at any time or from time to time after the Original Issue Date while the Warrants remain outstanding and unexpired in whole or in part, effect a combination (by any reverse stock split or otherwise) of the outstanding shares of Common Stock into a smaller number of shares of Common Stock (other than a combination upon a transaction to which Section 5.1(c) applies), then and in each such event the Exercise Price in effect at the opening of business on the day after the date upon which such combination becomes effective shall be proportionately increased. Any adjustment under this Section 5.1(a) shall become effective immediately after the opening of business on the day after the date upon which the subdivision or combination becomes effective.

(b) Common Stock Dividends. In the event the Company shall, at any time or from time to time after the Original Issue Date while the Warrants remain outstanding and unexpired in whole or in part, make or issue to the holders of its Common Stock a dividend or distribution payable in, or otherwise make or issue a dividend or other distribution on any class of its capital stock payable in, shares of Common Stock (other than a dividend or distribution upon a transaction to which Section 5.1(c) applies), then and in each such event the Exercise Price in effect at the opening of business on the day after the date for the determination of the holders of shares of Common Stock entitled to receive such dividend or distribution shall be decreased by multiplying such Exercise Price by a fraction (not to be greater than 1):

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding at the close of business on such date for determination; and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding at the close of business on such date for determination plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Any adjustment under this Section 5.1(b) shall become effective immediately after the opening of business on the day after the date for the determination of the holders of shares of Common Stock entitled to receive such dividend or distribution.

(c) Reorganizations. Reclassifications or Recapitalization. Subject to Section 5.3, in the event of any (i) capital reorganization of the Company, (ii) reclassification of the Common Stock of the Company (including a change in par value or from par value to no par value or from no par value to par value, but excluding a reclassification consisting of solely (x) a stock dividend or distribution of solely shares of Common Stock to which Section 5.1(b) applies or (y) a subdivision or combination of solely shares of Common Stock to which Section 5.1(a) applies), (iii) consolidation or merger or amalgamation of the Company with or into another Person or of another Person into the Company, (iv) the sale, transfer or other disposition of all or substantially all of the Company’s assets to any other Person, or (v) other similar transaction, in each case pursuant to which the holders of Common Stock receive (either directly or upon subsequent liquidation) cash, stock, assets, securities, warrants, options, subscription rights, evidences of indebtedness or assumptions of liabilities or indebtedness or other property, in each case whether of the Company or any other Person, in lieu of or in exchange for or upon change or conversion of Common Stock (other than in cases of clauses (i) through (v), a Liquidity Event), the Warrants shall, immediately after such reorganization, reclassification, consolidation, merger, amalgamation, sale, transfer, disposition or similar transaction, subject to Section 5.3. remain outstanding and shall thereafter, in lieu of the number of shares of Common Stock then issuable upon exercise of the Warrants, be exercisable for the kind and number of cash, stock, assets, securities, warrants, options, subscription rights, evidences of indebtedness or assumptions of liabilities or indebtedness or other property resulting from such transaction to which the Holders would have received upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Holders had exercised the

Warrants in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, amalgamations, sale, transfer, disposition or similar transaction and acquired the applicable number of shares of Common Stock then issuable upon exercise of the Warrants as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of the Warrants), and, in such case, the Company shall (or shall cause any such other Person) to enter into a supplemental agreement, executed and delivered to the Warrant Agent, in form reasonably satisfactory to the Warrant Agent, providing for appropriate adjustment (in form and substance reasonably satisfactory to the Holders) with respect to the Holders’ rights under the Warrants to insure that the provisions of this Agreement (including Sections 5 and 9 hereof) shall thereafter be applicable, as nearly as possible, to the Warrants in relation to any cash, stock, assets, securities, warrants, options, subscription rights, evidences of indebtedness or assumptions of liabilities or indebtedness or other property thereafter acquirable upon exercise of the Warrants. The provisions of this Section 5.1(c) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, amalgamations, sales, transfers, dispositions or similar transactions.

(d) Property Dividends. In the event the Company shall, at any time or from time to time after the Original Issue Date while the Warrants remain outstanding and unexpired in whole or in part, make or issue a dividend or distribution to holders of Common Stock a Property Dividend (other than (y) any dividend or distribution upon a transaction to which Section 5.1(c) applies or (z) a Substantially All Dividend), then and in each such event the Exercise Price in effect immediately prior to the close of business on the date for the determination of the holders of Common Stock entitled to receive such dividend or distribution shall be decreased by the fair market value (as determined by the Independent Financial Expert) as of the record date for such distribution of such Property Dividend so distributed.

Any adjustment under this Section 5.1(d) shall become effective immediately prior to the opening of business on the day after the date for the determination of the holders of Common Stock entitled to receive such dividend or distribution.

(e) Other Provisions Applicable to Adjustments. The following provisions shall be applicable to the making of adjustments to the Exercise Price and the number of shares of Common Stock into which each Warrant is exercisable under this Section 5.1:

(i) Treasury Stock. The dividend or distribution of any issued shares of Common Stock owned or held by or for the account of the Company shall be deemed a dividend or distribution of shares of Common Stock for purposes of this Section 5.1. The Company shall not make or issue any dividend or distribution on shares of Common Stock held in the treasury of the Company. For the purposes of this Section 5, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(ii) When Adjustments Are to be Made. The adjustments required by Sections 5.1(a), 5.1(b), 5.1(c) and 5.1(d) shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the Exercise Price that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made increases or decreases the Exercise Price immediately prior to the making of such adjustment by at least 5%. Any adjustment representing a change of less than such minimum amount (except as aforesaid) shall be carried forward and made as soon as such adjustment, together with other adjustments required by Sections 5.1(a), 5.1(b), 5.1(c), and 5.1(d) and not previously made, would result in such minimum adjustment.

(iii) Fractional Interests. In computing adjustments under this Section 5, fractional interests in Common Stock shall be taken into account to the nearest one- thousandth of a share.

(iv) Deferral Of Issuance Upon Exercise. In any case in which Sections 5.1(b) shall require that a decrease in the Exercise Price be made effective prior to the occurrence of a specified event and any Warrant is exercised after the time at which the adjustment became effective but prior to the occurrence of such specified event and, in connection therewith, Section 5.1(f) shall require a corresponding increase in the number of shares of Common Stock into which each Warrant is exercisable, the Company may elect to defer until the occurrence of such specified event (A) the issuance to the Holder of the exercised Warrant (or other Person entitled thereto) of, and the registration of such Holder (or other Person) as the record holder of, the Common Stock over and above the Common Stock issuable upon such exercise on the basis of the number of shares of Common Stock obtainable upon exercise of such Warrant immediately prior to such adjustment and to require payment in respect of such number of shares the issuance of which is not deferred on the basis of the Exercise Price in effect immediately prior to such adjustment and (B) the corresponding reduction in the Exercise Price; provided, however, that the Company shall deliver to such Holder or other person a due bill or other appropriate instrument that meets any applicable requirements of the principal national securities exchange or other market on which the Common Stock is then traded, if applicable, and evidences the right of such Holder or other Person to receive, and to become the record holder of, such additional shares of Common Stock, upon the occurrence of such specified event requiring such adjustment (without payment of any additional Exercise Price in respect of such additional shares).

(f) Adjustment to Shares Obtainable Upon Exercise. Whenever the Exercise Price is adjusted as provided in Section 5.1(a) or Section 5.1(b). the number of shares of Common Stock into which a Warrant is exercisable shall simultaneously be adjusted by multiplying such number of shares of Common Stock into which a Warrant is exercisable immediately prior to such adjustment by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment, and the denominator of which shall be the Exercise Price immediately thereafter.

(g) Compliance with Governmental Requirements. Before taking any action that would cause an adjustment reducing the Exercise Price below the then par value of any of the shares of Common Stock into which the Warrants are exercisable, the Company will take any corporate action that may be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of such Common Stock at such adjusted Exercise Price.

(h) Optional Adjustments. The Company may at its option, at any time during the term of the Warrants, increase the number of shares of Common Stock into which each Warrant is exercisable, or decrease the Exercise Price, in addition to those changes required by Sections 5.1(a), 5.1(b), 5.1(c) or 5.1(d) as deemed advisable by the Board of Directors of the Company (x) if the Board of Directors determines that an event or transaction has occurred that adversely affects the rights of the Holders that did not otherwise require an adjustment pursuant to Sections 5.1(a), 5.1(b), 5.1(c) or 5.1(d) and to which Section 5.3 does not apply or (y) in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

(i) Notice of Adjustment. Upon the occurrence of each adjustment of the Exercise Price or the number of shares of Common Stock into which a Warrant is exercisable pursuant to this Section 5,1. the Company at its expense shall promptly:

(i) compute such adjustment in accordance with the terms hereof;

(ii) after such adjustment becomes effective, deliver to all Holders in accordance with Section 11.1(b) a notice setting forth such adjustment (including the kind and amount of securities, cash or other property for which the Warrants shall be exercisable and the Exercise Price) and showing in detail the facts upon which such adjustment is based; and

(iii) deliver to the Warrant Agent a certificate of the Treasurer of the Company setting forth the Exercise Price and the number of shares of Common Stock into which each Warrant is exercisable after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made (including a description of the basis on which the fair market value of any evidences of indebtedness, shares of capital stock, securities, cash or other assets or consideration used in the computation was determined). As provided in Section 10.1, the Warrant Agent shall be entitled to rely on such certificate and shall be under no duty or responsibility with respect to any such certificate, except to exhibit the same from time to time to any Holder desiring an inspection thereof during reasonable business hours.

(j) Statement on Warrant Certificates. Irrespective of any adjustment in the Exercise Price or amount or kind of shares into which the Warrants are exercisable, Warrant Certificates or Warrant Statements theretofore or thereafter issued or may continue to express the same Exercise Price initially applicable or amount or kind of shares initially issuable upon exercise of the Warrants pursuant to this Agreement.

5.2. Fractional Interest. The Company shall not be required upon the exercise of any Warrant to issue any fractional shares, but may, in lieu of issuing any fractional shares of Common Stock make an adjustment therefore in cash on the basis of the Current Market Price per share of Common Stock on the date of such exercise. If more than one Warrant shall be exercised at the same time by the same Holder, the number of full shares of Common Stock which shall be issuable upon such exercise thereof shall be computed on the basis of the aggregate number of Warrants so to be exercised. The Holders, by their acceptance of the Warrants, expressly waive their right to receive any fraction of a share of Common Stock or a stock certificate representing a fraction of a share of Common Stock if such amount of cash is paid in lieu thereof.

5.3. Liquidity Event Payment.

(a) In the event, at any time or from time to time after the Original Issue Date while the Warrants remain outstanding and unexpired in whole or in part, a Liquidity Event occurs, then:

(i) the Company shall distribute, no later than the Liquidity Event Payment Date, to each Holder of a Warrant that was outstanding at the close of business on the Liquidity Event Effective Date (whether or not such Warrant is outstanding on the Liquidity Event Payment Date) the Warrant Value Amount with respect to such Liquidity Event; and

(ii) effective immediately after the close of business on the Liquidity Event Effective Date, such Warrant shall be terminated and cancelled (subject only to the right of the Holder of such Warrant to receive the applicable Warrant Value Amount on the Liquidity Event Payment Date).

(b) If the Liquidity Event constitutes a Transaction in which the Common Stock is exchanged for or converted or changed into Liquidity Event Proceeds or a Substantially All Dividend and the Liquidity Event Proceeds consist of items of consideration other than cash (or cash in part and other items of consideration in part), the Warrant Value Amount payable to the Holders will be paid in such respective amounts of each of such item of consideration (including cash, if any) in the same proportion as such respective items of consideration are paid to the holders of Common Stock. Otherwise, the Warrant Value Amount will be paid solely in cash.

(c) In connection with any Liquidity Event, the Warrant Value and Warrant Value Amount and related components and values set forth in the definitions of Warrant Value and Warrant Value Amount (and, if Section 5.3(b) applies, the respective amounts of the various items of consideration) shall be determined (the “Determinations”) by an Independent Financial Expert selected as specified below. No later than two Business Days after the Liquidity Event Trigger Date, the Company shall provide notice of an Independent Financial Expert selected by the Company (the “Company Selected Expert”) to each Holder in accordance with Section 11.1 (the date on which such notice is delivered, the “Notice Date”). To the extent Holders of a majority of the then outstanding Warrants (the “Required Warrant Holders”) object to the Company Selected Expert within seven days of the Notice Date, then the Company and Required Warrant Holders shall jointly select an Independent Financial Expert by no later than the 10th day after the Notice Date. If the Company and the Required Warrant Holders are unable to agree on a jointly selected Independent Financial Expert, the Required Warrant Holders shall select promptly, but no later than the 14th day after the Notice Date, a separate Independent Financial Expert and such Independent Financial Expert and the Company Selected Expert shall select promptly, but no later than the 21st day after the Notice Date, a third Independent Financial Expert to make the Determinations. The Determinations of the finally selected Independent Financial Expert (the “Specified Independent Financial Expert”) shall be final and conclusive, and the fees and expenses of any such Independent Financial Experts shall be borne by the Company. The Determinations shall be completed no later than the Business Day next preceding the Liquidity Event Payment Date for any Liquidity Event.

6.	Loss or Mutilation.

If (a) any mutilated Warrant Certificate is surrendered to the Warrant Agent or (b) both (i) there shall be delivered to the Company and the Warrant Agent (A) a claim by a Holder as to the destruction, loss or wrongful taking of any Warrant Certificate of such Holder and a request thereby for a new replacement Warrant Certificate, and (B) such indemnity bond as may be required by them to save each of them and any agent of either of them harmless and (ii) such other reasonable requirements as may be imposed by the Company and the Warrant Agent have been satisfied, then, in the absence of notice to the Company or the Warrant Agent that such Warrant Certificate has been acquired by a “protected purchaser,” the Company shall execute and upon its written request the Warrant Agent shall countersign and deliver to the registered Holder of the lost, wrongfully taken, destroyed or mutilated Warrant Certificate, in exchange therefore or in lieu thereof, a new Warrant Certificate of the same tenor and for a like aggregate number of Warrants. At the written request of such registered Holder, the new Warrant Certificate so issued shall be retained by the Warrant Agent as having been surrendered for exercise, in lieu of delivery thereof to such Holder, and shall be deemed for purposes of Section 3.2 to have been surrendered for exercise on the date the conditions specified in clauses (a) or (b) of the preceding sentence were first satisfied.

Upon the issuance of any new Warrant Certificate under this Section 6, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and other expenses (including the fees and expenses of the Warrant Agent and of counsel to the Company) in connection therewith.

Every new Warrant Certificate executed and delivered pursuant to this Section 6 in lieu of any lost, wrongfully taken or destroyed Warrant Certificate shall constitute an additional contractual obligation of the Company, whether or not the allegedly lost, wrongfully taken or destroyed Warrant Certificate shall be at any time enforceable by anyone, and shall be entitled to the benefits of this Agreement equally and proportionately with any and all other Warrant Certificates duly executed and delivered hereunder.

The provisions of this Section 6 are exclusive and shall preclude (to the extent lawful) all other rights or remedies with respect to the replacement of mutilated, lost, wrongfully taken, or destroyed Warrant Certificates.

7.	Reservation and Authorization of Common Stock.

The Company covenants that, for the duration of the Exercise Period, the Company will at all times reserve and keep available, from its authorized and unissued Common Stock solely for issuance and delivery upon the exercise of the Warrants and free of preemptive rights, such number of shares of Common Stock and other securities, cash or property as from time to time shall be issuable upon the exercise in full of all outstanding Warrants. The Company further covenants that it shall, from time to time, take all steps necessary to increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued would otherwise be insufficient to allow delivery of all the shares of Common Stock then deliverable upon the exercise in full of all outstanding Warrants. The Company covenants that all shares of Common Stock issuable upon exercise of the Warrants will, upon issuance, be duly and validly issued, fully paid and nonassessable. The Company shall take all such actions as may be necessary to ensure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic stock exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company covenants that all shares of Common Stock will, at all times that Warrants are exercisable, be duly approved for listing subject to official notice of issuance on each securities exchange, if any, on which the Common Stock is then listed. The Company covenants that the stock certificates issued to evidence any shares of Common Stock issued upon exercise of Warrants will comply with the Delaware General Corporation Law and any other applicable law.

The Company hereby authorizes and directs its current and future transfer agents for the Common Stock at all times to reserve stock certificates for such number of authorized shares as shall be requisite for such purpose. The Warrant Agent is hereby authorized to requisition from time to time from any such transfer agents stock certificates required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement, and the Company hereby authorizes and directs such transfer agents to comply with all such requests of the Warrant Agent. The Company will supply such transfer agents with duly executed stock certificates for such purposes.

8.	Transfers; Warrant Transfer Books.

8.1. Corporate Agency Office. The Warrant Agent will designate an office for the purposes hereunder (the “Corporate Agency Office”) in the United States of America, where Warrant Certificates may be surrendered for registration of transfer or exchange and written requests for transfer or exchange of Direct Registration Warrants may be delivered in accordance with this Section 8 and notices of exercise may be delivered and where Warrant Certificates may be surrendered for exercise of Warrants evidenced thereby. The Corporate Agency Office on the Original Issue Date is reflected in Section 11.1. The Warrant Agent will give prompt written notice to all Holders of any change in the location of such office. For purposes of this Section 8, “transfer” means any sale, assignment or other disposition of ownership interests in a Warrant.

8.2. Warrant Register. The Company shall cause to be kept at the office of the Warrant Agent designated for such purpose a warrant register (the “Warrant Register”) in which, subject to such reasonable regulations as the Warrant Agent may prescribe and such regulations as may be prescribed by law, the Company shall provide for the registration of Certificated Warrants and Direct Registration Warrants and of transfers or exchanges of Warrants as herein provided.

8.3. Transfers. Upon surrender for registration of transfer of any Certificated Warrant at the Corporate Agency Office or delivery at the Corporate Agency Office of a written request of a Holder of Direct Registration Warrants for registration of transfer thereof, the Warrant Agent shall register in the Warrant Register and issue and deliver (and, in the case of Certificated Warrants, countersign (by manual or facsimile signature) Warrant Certificates evidencing) in the name of the designated transferee or transferees, one or more new Certificated Warrants or Direct Registration Warrants evidencing the same aggregate number of Warrants and, in the case of Direct Registration Warrants, shall promptly deliver a Warrant Statement to such designated transferee or transferees; provided, that the Warrant Agent shall have received (a) a written instruction of transfer in form satisfactory to the Warrant Agent, properly completed and duly executed by the Holder thereof or by such Holder’s representative, duly authorized in writing, accompanied by a signature guarantee,

(b) a written certification by the proposed transferee that it (i) is not directly engaged in any business that is competitive with the Company and (ii) if it owns (directly or through Affiliates) more than 10% of any business that is competitive with the Company, it has implemented internal controls to prevent the sharing of confidential information within the organization, and (c) in the case of Certificated Warrants, surrender of the Warrant Certificate or Warrant Certificates representing the Warrants, duly endorsed for transfer. Subject to the foregoing, the Warrants shall be freely transferable; provided, however, that no Warrants or shares issuable upon exercise of the Warrants shall be sold, exchanged or otherwise transferred in violation of the Securities Act or state securities laws, and no Warrant shall be transferred to a competitor of the Company.

8.4. Exchanges. At the option of the Holder, Certificated Warrants or Direct Registration Warrants may be exchanged at the Corporate Agency Office upon payment of the charges hereinafter provided for a like aggregate number of Direct Registration Warrants or Certificated Warrants. Whenever any Certificated Warrants are so surrendered for exchange, or a written request for exchange of Direct Registration Warrants is delivered, in each case at the Corporate Agency Office, the Warrant Agent shall register in the Warrant Register and issue and deliver (and, in the case of Certificated Warrants, countersign (by manual or facsimile signature)Warrant Certificates evidencing) in the name of by the Holder making the exchange one or more new Certificated Warrants or Direct Registration Warrants evidencing the same aggregate number of Warrants and, in the case of Direct Registration Warrants, shall promptly deliver a Warrant Statement to such Holder; provided, that the Warrant Agent shall have received (a) a written instruction of exchange in form satisfactory to the Warrant Agent, duly executed by the Holder thereof or by his attorney, duly authorized in writing accompanied by signature guarantee, and (b) in the case of Certificated Warrants, surrender of the Warrant Certificate or Warrant Certificates representing the Warrants, duly endorsed for transfer.

8.5. Valid Obligations. All Warrants issued upon any registration of transfer or exchange of Warrants shall be the valid obligations of the Company, evidencing the same obligations, and entitled to the same benefits under this Agreement, as the Warrant Certificates surrendered for such registration of transfer or exchange or the Direct Registration Warrants as to which written requests for transfer or exchange were delivered.

8.6. No Service Charge. No service charge shall be made for any registration of transfer or exchange of Warrants; provided, however, the Company may require payment of a sum sufficient to cover any stamp or other tax or other charge that may be imposed in connection with any registration of transfer or exchange of Warrants. The Warrant Agent shall forward any such sum collected by it to the Company or to such Persons as the Company shall specify by written notice. The Warrant Agent shall have no obligation to effect an exchange or register a transfer or exchange unless and until it is satisfied that all such taxes and/or charges have been paid.

8.7. Reports of Ownership. The Warrant Agent shall, upon request of the Company from time to time, deliver to the Company such reports of registered ownership of the Warrants and such records of transactions with respect to the Warrants and the shares of Common Stock as the Company may reasonably request. The Warrant Agent shall also make available to the Company for inspection by the Company’s agents or employees, from time to time as the Company may reasonably request, such original books of accounts and records maintained by the Warrant Agent in connection with the issuance and exercise of Warrants hereunder, such inspections to occur at the Corporate Agency Office during normal business hours.

8.8. Copies; Notice. The Warrant Agent shall keep copies of this Agreement and any notices given to Holders hereunder available for inspection by the Holders during normal business hours at the Corporate Agency Office. The Company shall supply the Warrant Agent from time to time with (i) such numbers of duly executed Warrant Certificates for purposes of effecting issuance of Certificated Warrants upon transfer or exchange of Warrants and (ii) such numbers of copies of this Agreement as, in each case, the Warrant Agent may request.

9.	Other Rights of Warrant Holders.

9.1. Registration Rights. Any holder of Common Stock issued upon the exercise of all or any of the Warrants shall automatically be deemed to be a party to the Registration Rights Agreement, dated the date hereof, between the Company and the holders party thereto (the “Registration Rights Agreement”), without further action or signature, including any requirement to execute and deliver a joinder, in accordance with the terms of the Registration Rights Agreement. The Company covenants and agrees that it shall not enter into any amendment, modification or waiver of the Registration Rights Agreement that adversely and disproportionately affects the rights available to Holders upon exercise of their Warrants as compared with the rights of holders of Registrable Securities (as defined in the Registration Rights Agreement) without the consent of Holders of least 75% of the outstanding Warrants.

9.2. Information Rights. The Company shall (a) furnish to the Holders any reports or other information delivered to the holders of Common Stock solely in their capacity as stockholders by the Company or its Subsidiaries at the same time such reports or other information are delivered or made available to such holders of Common Stock solely in their capacity as stockholders, and (b) provide Holders access to conference calls, webcasts or similar electronic communications to which holders of Common Stock are provided access by the Company or its Subsidiaries solely in their capacity as stockholders, if any, at the same time such conference calls, webcasts or similar communications are made accessible to such holders of Common Stock solely in their capacity as stockholders.

9.3. No Redemption. Except as provided in Section 5.3 upon a Liquidity Event the Warrants shall not be subject to redemption by the Company or any other Person; provided that the Warrants may be acquired by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of this Warrant Agreement.

9.4. No Voting or Dividend Rights. No Holder shall have or exercise any rights by virtue hereof as a holder of Common Stock of the Company, including, without limitation, the right to vote, to receive dividends and other distributions as a holder of Common Stock or to receive notice of, or attend, meetings or any other proceedings of the holders of Common Stock. Subject to the provisions of Sections 4, 5.1, 5.3, 9.2 and 11.1 hereof and except as may be specifically provided for herein, until the exercise of any Warrant:

(i) the consent of any Holder shall not be required with respect to any action or proceeding of the Company;

(ii) no such Holder, by reason of the ownership or possession of a Warrant or the Warrant Certificate representing or Warrant Statement in respect of the same, shall have any right to receive any cash dividends, stock dividends, allotments or rights or other distributions paid, allotted or distributed or distributable to the holders of Common Stock prior to, or for which the relevant record date preceded, the date of the exercise of such Warrant; and

(iii) no such Holder shall have any right not expressly conferred hereunder or under, or by applicable law with respect to, the Warrants held by such Holder.

9.5. Rights of Action. All rights of action against the Company in respect of this Agreement, except rights of action vested in the Warrant Agent, are vested in the Holders, and any Holder, without the consent of the Warrant Agent or any other Holder, may, in such Holder’s own behalf and for such Holder’s own benefit, enforce and may institute and maintain any suit, action or proceeding against the Company suitable to enforce, or otherwise in respect of, such Holder’s right to exercise such Holder’s Warrants in the manner provided in this Agreement.

9.6. Treatment of Holders of Warrants. Every Holder of a Warrant, by accepting the same, consents and agrees with the Company, with the Warrant Agent and with every subsequent Holder of such Warrant that, prior to due presentment of a Warrant Certificate for registration of transfer of the Certificated Warrants evidenced thereby or delivery of a written request for registration of transfer of a Direct Registration Warrant in accordance with Section 8, the Company and the Warrant Agent may treat the Person in whose name the Warrant is registered as the owner thereof for all purposes and as the Person entitled to exercise the rights granted under the Warrants, and neither the Company, the Warrant Agent nor any agent thereof shall be affected by any notice to the contrary.

9.7. Communications to Holders.

(a) If any Holder applies in writing to the Warrant Agent and such application states that the applicant desires to communicate with other Holders with respect to its rights under this Warrant Agreement or under the Warrants, then (i) the Warrant Agent shall, promptly upon payment to the Warrant Agent by Company of the reasonable expenses of preparing such list, but solely with respect to registered Holders of Warrants, provide to the Company a list of the names and addresses of all such registered Holders as of the most recent practicable date and (ii) upon receiving such list, the Company shall promptly deliver a copy thereof to the applicant Holder. The Company shall promptly pay the Warrant Agent any such payment or expenses.

(b) Every Holder, by receiving and holding Warrants, notwithstanding anything contained herein to the contrary agrees with the Company and the Warrant Agent that neither the Company nor the Warrant Agent nor any agent of either of them shall be held accountable by reason of the disclosure of any such information as to the names and addresses of the Holders in accordance with Section 9.7(a) and hereby irrevocably waives, releases and discharges the Warrant Agent and the Company from any and all liabilities, losses, or other rights or remedies which such Holder has or may have against the Warrant Agent or Company in connection with such disclosure.

10.	Concerning the Warrant Agent.

10.1. Nature of Duties and Responsibilities Assumed. The Company hereby appoints the Warrant Agent to act as agent of the Company as set forth in this Agreement. The Warrant Agent hereby accepts the appointment as agent of the Company and agrees to perform that agency upon the express terms and conditions set forth in this Agreement (and no implied covenants or obligations shall be read into this Agreement against the Warrant Agent), by all of which the Company and the Holders, by their acceptance thereof, shall be bound. The Warrant Agent shall act solely as agent of the Company hereunder and does not assume any obligation of agency of trust or any relationship of agency or trust, in either case, for or with any of the Holders or any beneficial owners of Warrants.

The Warrant Agent shall not, by countersigning Warrant Certificates or by any other act hereunder, be deemed to make any representations as to validity or authorization of (i) the Warrants or the Warrant Certificates (except as to its countersignature thereon), (ii) any securities or other property delivered upon exercise of any Warrant, (iii) the accuracy of the computation of the number or kind or amount of stock or other securities or other property deliverable upon exercise of any Warrant, (iv) the independence of any Independent Financial Expert or (v) the correctness of any of the representations of the Company made in such certificates that the Warrant Agent receives. The Warrant Agent shall not at any time have any duty to calculate or determine whether any facts exist that may require any adjustments pursuant to Section 5 hereof with respect to the kind and amount of shares or other securities or any property issuable to Holders upon the exercise of Warrants required from time to time. The Warrant Agent shall have no duty or responsibility to determine the accuracy or correctness of such calculation or with respect to the methods employed in making the same. The Warrant Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or upon any adjustment pursuant to Section 5 hereof, and it makes no representation with respect thereto. The Warrant Agent shall not be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property upon the surrender of any Warrant Certificate for the purpose of exercise or upon any adjustment pursuant to Section 5 hereof or to comply with any of the covenants of the Company contained in Section 5 hereof. The Warrant Agent shall have no obligation to confirm the accuracy, completeness or correctness of representations made by a Holder or other Person in any certification the Warrant Agent receives nor shall the Warrant Agent have any obligation to investigate, confirm or otherwise determine whether any proposed transferee is a competitor of the Company.

The Warrant Agent shall not (i) be liable for any recital or statement of fact contained herein or in the Warrant Certificates or for any action taken, suffered or omitted by it on the belief that any Warrant Certificate or any other documents or any signatures are genuine or properly authorized, (ii) be responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this Agreement, the Certificated Warrants or Direct Registration Warrants or the Registration Rights Agreement or (iii) be liable for any act or omission in connection with this Agreement except for its own gross negligence, bad faith or willful misconduct (each as determined in a final non-appealable judgment of a court of competent jurisdiction).

The Warrant Agent is hereby authorized to accept and protected in accepting instructions with respect to the performance of its duties hereunder by Company Order and to apply to any Appropriate Officer for instructions (which instructions will be promptly given in writing when requested), and the Warrant Agent shall not be liable for any action taken or suffered to be taken by it in accordance with the instructions in any Company Order. In the event the Warrant Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, the Warrant Agent, may, in its sole discretion, refrain from taking any action (provided that the Warrant Agent provides prompt written notice of such refrain to the Company), and shall be fully protected and shall not be liable in any way to Company, any Holder or any other person or entity for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the reasonable satisfaction of Warrant Agent.

The Warrant Agent may execute and exercise any of the rights and powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, agents or employees, and the Warrant Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company, to the Holders or any other Person resulting from any such act, omission, default, neglect or misconduct, absent gross negligence or bad faith in the selection and continued employment thereof (which gross negligence or bad faith must be determined by a final, non-appealable judgment of a court of competent jurisdiction).

The Warrant Agent shall not be under any obligation or duty to institute, appear in or defend any action, suit or legal proceeding in respect hereof. Should the Warrant Agent elect to pursue such actions, in its own discretion, the Warrant Agent must be assured of repayment and indemnified to its satisfaction. This provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without such indemnity. The Warrant Agent shall promptly notify the Company in writing of any claim made or action, suit or proceeding instituted against the Warrant Agent arising out of or in connection with this Agreement.

The Company shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further acts, instruments and assurances as may reasonably be required by the Warrant Agent in order to enable it to carry out or perform its duties under this Agreement.

The Warrant Agent shall not be required to take notice or be deemed to have notice of any event or condition hereunder, including any event or condition that may require action by the Warrant Agent, unless the Warrant Agent shall be specifically notified in writing of such event or condition by the Company, and all notices or other instruments required by this Agreement to be delivered to the Warrant Agent must, in order to be effective, be received by the Warrant Agent, and in the absence of such notice so delivered, the Warrant Agent may conclusively assume no such event or condition exists.

No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

10.2. Right to Consult Counsel. The Warrant Agent may at any time consult with legal counsel satisfactory to it (who may be legal counsel for the Company), and the opinion or advice of such counsel shall be full and complete authorization and protection to the Warrant Agent and the Warrant Agent shall incur no liability as to any action taken or omitted by it in accordance with such opinion or advice.

10.3. Compensation. Reimbursement and Indemnification. The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by it hereunder in accordance with a fee schedule to be mutually agreed upon and, from time to time, on demand of the Warrant Agent, to reimburse the Warrant Agent for all of its reasonable expenses and counsel fees and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder.

The Company covenants and agrees to indemnify and to hold the Warrant Agent harmless against any costs, expenses (including reasonable fees of its legal counsel), losses or damages, which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from its actions as Warrant Agent pursuant hereto; provided, that such covenant and agreement does not extend to, and the Warrant Agent shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by the Warrant Agent as a result of, or arising out of, its gross negligence, bad faith, or willful misconduct (each as determined in final non-appealable judgment of a court of competent jurisdiction). The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company. Notwithstanding anything in this Agreement to the contrary, any liability (except in the case of liability that directly arises from the Warrant Agent’s bad faith, gross negligence or willful misconduct in its performance hereunder, as determined in final non-appealable judgment of a court of competent jurisdiction) of the Warrant Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Warrant Agent during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought. Anything to the contrary notwithstanding, in no event will the Warrant Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Warrant Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

10.4. Warrant Agent May Hold Company Securities. The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the warrants or other securities of the Company or its Affiliates, become pecuniarily interested in transactions in which the Company or its Affiliates may be interested, contract with or lend money to the Company or its Affiliates or otherwise act as fully and freely as though it were not the Warrant Agent, respectively, under this Agreement. Nothing herein shall preclude the Warrant Agent or any Countersigning Agent from acting in any other capacity for the Company or for any other legal entity.

The provisions of Section 10.1 through 10.4 shall survive the expiration of the Warrants, the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent.

10.5. Resignation and Removal; Appointment of Successor.

(a) The Warrant Agent may resign its duties and be discharged from all further duties and liability hereunder (except as expressly provided hereunder) after giving 30 days’ prior written notice to the Company. The Company may remove the Warrant Agent upon 30 days’ prior written notice, and the Warrant Agent shall thereupon in like manner be discharged from all further duties and liabilities hereunder, except as aforesaid. In the event the transfer agency relationship in effect between the Company and the Warrant Agent as to the Common Stock terminates, the Warrant Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notices to Holders. The Warrant Agent shall, at the expense of the Company, cause notice to be given in accordance with Section 11.1(b) to each Holder of said notice of resignation or notice of removal, as the case may be. Upon such resignation or removal, the Company shall appoint in writing a new Warrant Agent. If the Company shall fail to make such appointment within a period of 30 calendar days after it has been notified in writing of such resignation by the resigning Warrant Agent or after such removal, then any Holder may apply to any court of competent jurisdiction for the appointment of a new Warrant Agent. Any new Warrant Agent, whether appointed by the Company or by such a court, shall be a corporation doing business under the laws of the United States or any state thereof in good standing, authorized under such laws to exercise stock transfer powers, and having a combined capital and surplus of not less than $25,000,000. The combined capital and surplus of any such new Warrant Agent shall be deemed to be the combined capital and surplus as set forth in the most recent annual report of its condition published by such Warrant Agent prior to its appointment, provided, however, such reports are published at least annually pursuant to law or to the requirements of a Federal or state supervising or examining authority. After acceptance in writing of such appointment by the new Warrant Agent, it shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be reasonably necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company (but the predecessor Warrant Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing) and shall be legally and validly executed and delivered by the predecessor Warrant Agent. Not later than the effective date of any such appointment, the Company shall file notice thereof with the resigning or removed Warrant Agent. Failure to give any notice provided for in this Section 10.5(a) however, or any defect therein, shall not affect the legality or validity of the resignation of the Warrant Agent or the appointment of a new Warrant Agent as the case may be.

(b) Any corporation into which the Warrant Agent or any new Warrant Agent may be merged, or any corporation resulting from any consolidation to which the Warrant Agent or any new Warrant Agent shall be a party, shall be a successor Warrant Agent under this Agreement without any further act, provided that such corporation would be eligible for appointment as successor to the Warrant Agent under the provisions of Section 10.5(a). Any such successor Warrant Agent shall promptly cause notice of its succession as Warrant Agent to be given in accordance with Section 11.1(b) to each Holder at such Holder’s last address as shown on the Warrant Register.

11. Notices.

11.1. Notices Generally.

(a) Any request, notice, direction, authorization, consent, waiver, demand or other communication permitted or authorized by this Agreement to be made upon, given or furnished to or filed with the Company or the Warrant Agent by the other party hereto or by any Holder shall be sufficient for every purpose hereunder if in writing and faxed, delivered by hand (including facsimile) and faxed or delivered by hand (including by courier service) as follows:

If to the Company, to it at:

AFG Holdings, Inc.

945 Bunker Hill, Suite 500 Houston,

TX 77024 Attention: Tom Giles,

General Counsel Facsimile no.: 713-393-4261

E-mail: tgiles@afglobalcorp.com

or

If to the Warrant Agent, to it at:

Computer share Inc.

Computershare Trust Company, N.A.

250 Royall Street Canton, MA 02021

Attention: Client Services Facsimile

no.: 781-575-4647

or, in either case, such other address as shall have been set forth in a notice delivered in accordance with this Section 11.1(a).

All such communications shall, when so (i) faxed or (ii) delivered by hand (including by courier service), be effective when faxed with confirmation of receipt or when received by the addressee, respectively.

(b) Where this Agreement provides for notice to Holders of any event or delivery of any information or documents to Holders, such notice or delivery shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event or entitled to receive such delivery, at the address of such Holder as it appears in the Warrant Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice or the making of such delivery. In any case where notice or delivery to Holders is given by mail, neither the failure to mail such notice or delivery, nor any defect in any notice or delivery so mailed, to any particular Holder shall affect the sufficiency of such notice or delivery with respect to other Holders. Where this Agreement provides for notice or delivery in any manner, such notice or delivery may be waived in writing by the Person entitled to receive such notice or delivery, either before or after the event, and such waiver shall be the equivalent of such notice or delivery.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made by a method approved by the Warrant Agent as one which would be most reliable under the circumstances for successfully delivering the notice to the addressees shall constitute a sufficient notification for every purpose hereunder.

11.2. Required Notices to Holders. In the event the Company shall propose:

(i) to make or issue any dividend or distribution to holders of Common Stock of any Common Stock or other stock, other securities, cash, assets or property or of any rights to subscribe for or purchase any shares of Common Stock or other stock of any class or any other securities, rights or options (including any Property Dividend or Substantially All Dividend); or

(ii) to effect any capital reorganization, consolidation or merger or amalgamation of the Company with or into another Person or of another Person into the Company, sale, transfer or other disposition of all or substantially all of the Company’s assets to any other Person, or other similar transaction, or any Transaction; or

(iii) to effect the voluntary or involuntary dissolution, liquidation or winding- up of the Company; or

(iv) to effect any reclassification of its Common Stock; or

(v) to commence any tender offer (including any exchange offer) for the purchase (including the acquisition pursuant to an exchange offer) of all or any portion of the outstanding shares of Common Stock (or shall amend any such offer), then, and in each such case, the Company shall cause to be filed with the Warrant Agent and shall give to each Holder, in accordance with Section 11.1(b), a written notice of such proposed action. Such notice shall specify (x) the date on which a record is to be taken for the purposes of any such dividend or distribution; (y) the date on which such reclassification, Transaction, liquidation, dissolution or winding up is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, Transaction, liquidation, dissolution or winding up; or (z) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto). Such notice shall be given, in the case of any dividend or distribution covered by clause (i) above, at least five Business Days prior to the record date for determining holders of the Common Stock for purposes of much action or, in the case of any other action covered by Section 11.2(T) through (v) above, at least five Business Days prior to the applicable effective or expiration date specified above or, in any such case, prior to such earlier time as notice thereof shall be required to be given pursuant to Rule 10b-17 under the Exchange Act.

If at any time the Company shall cancel any of the proposed transactions for which notice has been given under this Section 11.2 prior to the consummation thereof, the Company shall give each Holder prompt notice of such cancellation in accordance with Section 11.1(b) hereof.

12.	Inspection.

The Warrant Agent shall cause a copy of this Agreement to be available at all reasonable times at the office of the Warrant Agent designated for such purposes by the Holder. Prior to any such inspection, the Warrant Agent may require any Holder of Certificated Warrants to submit his, her or its Warrant Certificate for inspection by it.

13.	Amendments.

The Company and the Warrant Agent may, without the consent or concurrence of the Holders, by supplemental agreement or otherwise, amend this Agreement for the purpose of making any changes or corrections in this Agreement that (i) are required to cure any ambiguity or to correct or supplement any defective or inconsistent provision or clerical omission or mistake or manifest error herein contained or (ii) add to the covenants and agreements of the Company in this Agreement further covenants and agreements of the Company thereafter to be observed, or surrender any rights or powers reserved to or conferred upon the Company in this Agreement; provided, however, that in either case such amendment shall not adversely affect the rights or interests of the Holders hereunder in any material respect. This Agreement may otherwise be amended by the Company and the Warrant Agent only in a manner that applies uniformly to all outstanding Warrants and with the consent of Holders evidencing at least 75% of the outstanding Warrants.

Upon the delivery of a certificate from an Appropriate Officer of the Company and which states that the proposed amendment is in compliance with the terms of this Section 13, the Warrant Agent shall join with the Company in the execution and delivery of any such amendment unless such amendment affects the Warrant Agent’s own rights, duties or immunities hereunder, in which case the Warrant Agent may, but shall not be required to, join in such execution and delivery. Upon execution and delivery of any amendment pursuant to this Section 13, such amendment shall be considered a part of this Agreement for all purposes and every Holder of a Warrant theretofore or thereafter issued and delivered hereunder shall be bound thereby. No amendment to this Agreement shall be effective unless duly executed by the Warrant Agent.

Promptly after the execution by the Company and the Warrant Agent of any such amendment, the Company shall give notice to the Holders, providing a copy of such amendment, in accordance with the provisions of Section 11.1(b). Any failure of the Company to mail such notice or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment.

14.	Waivers.

The Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if (i) the Company has obtained the written consent of Holders of a majority of the then outstanding Warrants, and (ii) any consent required pursuant to Section 13 has been obtained.

15.	Equitable Relief.

Each of the Company and each of the Holders acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

16.	No Circumvention or Impairment.

16.1. Circumvention. The Company shall not, take any action or omit to take any action, including the amendment of its certificate of incorporation or bylaws, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, that would (a) circumvent or otherwise adversely affect the rights of the Holders, the economic value of the Warrants, or any provisions of this Agreement or (b) avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder.

16.2. Affiliate Transaction. The Company shall not enter into any transactions or series of related transactions with an Affiliate (“Affiliate Transaction”) at any time that, but for the reference to the Two-Year Date and time periods calculated with respect to the Two-Year Date in the definition of “Liquidity Event,” would constitute a “Liquidity Event,” unless such Affiliate Transaction is approved by a majority of the disinterested directors on the Board of Directors.

17.	Headings.

The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

18.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which together constitute one and the same instrument.

19.	Severability.

The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is adjudged by a court or governmental body not to be enforceable in accordance with its terms, the parties agree that the court or governmental body making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced; provided, however, that if such excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon written notice to the Company.

20.	Persons Benefiting.

This Agreement shall be binding upon and inure to the benefit of the Company and the Warrant Agent, and their respective successors and assigns, and the Holders from time to time. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Company, the Warrant Agent and the Holders, any rights or remedies under or by reason of this Agreement or any part hereof. Each Holder, by acceptance of a Warrant, agrees to all of the terms and provisions of this Agreement applicable thereto.

21.	Applicable Law.

THIS AGREEMENT, EACH WARRANT CERTIFICATE AND WARRANT STATEMENT DELIVERED HEREUNDER, EACH WARRANT ISSUED HEREUNDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO, INCLUDING THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEABILITY THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

22.	Entire Agreement.

This Agreement sets forth the entire agreement of the parties hereto as to the subject matter hereof and supersedes all previous agreements among all or some of the parties hereto with respect thereto, whether written, oral or otherwise.

23.	Confidentiality.

23.1. Confidential Information. Each Holder acknowledges that any notices or information furnished pursuant to this Agreement (the “Confidential Information”) is confidential and competitively sensitive. Each Holder shall use, and shall cause any Person to whom Confidential Information is disclosed pursuant to clause (i) below to use, the Confidential Information only in connection with its investment in the Warrant or shares issuable upon exercise of the Warrant and not for any other purpose (including to disadvantage competitively the Company or any other Holder). Each Holder shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:

(i) to the Holder’s Representatives in the normal course of the performance of their duties for such Holder (it being understood that such Representatives shall be informed by the Holder of the confidential nature of such information and shall be directed to treat such information in accordance with this Section 23.1):

(ii) to the extent requested or required by applicable law, rule or regulation; provided, that the Holder shall give the Company prompt written notice of such request(s), to the extent practicable, and to the extent permitted by law so that the Company may, at its sole expense, seek an appropriate protective order or similar relief (and the Holder shall cooperate with such efforts by the Company, and shall in any event make only the minimum disclosure required by such law, rule or regulation and shall use best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such information);

(iii) to any Person to whom the Holder is contemplating a transfer of its Warrant permitted in accordance with the terms hereof; provided, that, prior to such disclosure, such potential transferee is advised of the confidential nature of such information and agrees in a writing to be bound by the confidentiality provisions hereof and which agreement is independently enforceable by the Company;

(iv) to any regulatory authority or rating agency to which the Holder or any of its Affiliates is subject or with which it has regular dealings, as long as such authority or agency is advised of the confidential nature of such information;

(v) in connection with the Holder’s or the Holder’s Affiliates’ normal fund raising, marketing, informational or reporting activities or to any bona fide prospective purchaser of the equity or assets of the Holder or the Holder’s Affiliates, or prospective merger partner of the Holder or the Holder’s Affiliates; provided, that prior to such disclosure the Persons to whom such information is disclosed are advised of the confidential nature of such information and agree in a writing to be bound by the confidentiality provisions hereof and which agreement is independently enforceable by the Company; or

(vi) if the prior written consent of the Company shall have been obtained.

23.2. Defense and Termination. Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Company or the Holder. The restrictions contained in this Section 23.2 shall terminate one year following the date on which the Holder ceases to own any Warrants.

23.3. Exclusions. Confidential Information does not include information that: (i) is or becomes generally available to the public (including as a result of any information filed or submitted by the Company with the Securities and Exchange Commission) other than as a result of a disclosure by the Holder or its Representatives in violation of any confidentiality provision of this Agreement or any other applicable agreement, (ii) is or was available to the Holder or its Representatives on a non-confidential basis prior to its disclosure to the Holder or its Representatives by the Company, or (iii) was or becomes available to the Holder or its Representatives on a non-confidential basis from a source other than the Company, which source is or was (at the time of receipt of the relevant information) not, to the best of the Holder’s or its Representative’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company or another Person.

24.	Warrant Agent

Any delivery of a notice to, or other action required to be performed in respect of, the Warrant Agent hereunder shall be deemed sufficiently effected for all purposes hereunder if such notice is delivered to, or such other action is performed in respect of, either Computershare or Computershare Trust Company, N.A. Any instrument required to be signed or delivered, or other action required to be taken, by the Warrant Agent hereunder shall be sufficiently effected for all purposes hereunder if such instrument is signed or delivered, or such other action taken, by either Computershare or Computershare Trust Company, N.A. Each obligation of the “Warrant Agent” hereunder shall be a joint and several obligation of each of Computershare Trust Company, N.A. and Computershare Inc.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

AFG HOLDINGS, INC.

By:	/s/ Curtis Samford

Name:	Curtis Samford
Title:	President & Chief Executive Officer

Computershare Trust Company, N.A. as Warrant Agent

By:	/s/ Thomas Borbely

Name:	Thomas Borbely
Title:	Manager, Corporate Actions

[Signature Page to Warrant Agreement]

EXHIBIT A

Form of Warrant Certificate

FACE OF WARRANT CERTIFICATE

VOID AFTER 5:00 P.M., NEW YORK TIME, ON June 8, 2022

THE SECURITIES REPRESENTED BY THIS WARRANT CERTIFICATE (INCLUDING THE SECURITIES ISSUABLE UPON EXERCISE OF THE WARRANT) ARE SUBJECT TO ADDITIONAL AGREEMENTS SET FORTH IN THE WARRANT AGREEMENT DATED AS OF June 8, 2017, BY AND BETWEEN THE COMPANY AND THE WARRANT AGENT (AS DEFINED THEREIN) (THE “WARRANT AGREEMENT”).

Certificate Number	Warrants
CUSIP [ ]

This certifies that is the holder of

WARRANTS TO ACQUIRE COMMON STOCK OF

AFG HOLDINGS, INC.

transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of the certificate properly endorsed. Each Warrant entitles the holder (the “Holder”) to acquire from AFG Holdings, Inc., a Delaware corporation (the “Company”), subject to the terms and conditions hereof, at any time before 5:00 p.m., New York Time, on June 8, 2022, for each Warrant one fully paid and non-assessable share of Common Stock of the Company at the per share Exercise Price (as defined in the Warrant Agreement) as of the applicable Exercise Date (each as defined in the Warrant Agreement). The number and kind of shares purchasable hereunder and the Exercise Price are subject to adjustment from time to time as provided in the Warrant Agreement.

This certificate is not valid unless countersigned and registered by the Warrant Agent.

WITNESS the facsimile seal of the Company and the facsimile signatures of its duly authorized officers.

DATED

Authorized Officer

Attest:	[Corporate seal] COUNTERSIGNED AND REGISTERED
Computershare Inc.
Computershare Trust Company, N.A. collectively, as WARRANT AGENT.

By
Secretary	AUTHORIZED SIGNATURE

REVERSE OF WARRANT CERTIFICATE

AFG HOLDINGS, INC.

The Warrants evidenced by this Warrant Certificate are a part of a duly authorized issue of 1,428,571 Warrants, with each such Warrant exercisable for the number of shares of Common Stock of the Company as provided for in the Warrant Agreement), issued pursuant to the Warrant Agreement, as dated June 8, 2017 (the “Warrant Agreement”), by and among AFG Holdings, Inc. (the “Company”), and Computershare Inc. and Computershare Trust Company, N.A. (collectively, the “Warrant Agent”). A copy of the Warrant Agreement may be inspected at the office of the Warrant Agent designated for such purpose. The Warrant Agreement is incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the Registered Holders of the Warrants. All capitalized terms used in this Warrant Certificate that are not defined herein but are defined in the Warrant Agreement shall have the meanings given to them in the Warrant Agreement.

The Company shall not be required to issue fractions of Common Stock or any certificates that evidence fractional Common Stock. No Warrants may be sold, exchanged or otherwise transferred in violation of the Securities Act or state securities laws. The Company and Warrant Agent may deem and treat the Holder hereof as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise hereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations.

Ten COM - as tenants in common	UNIF GIFT MIN ACT -	Custodian (Cust)	(Minor)
TEN ENT - as tenants by the entireties	under Uniform Gifts to Minor Act		(State)

JTTEN- as joint tenants with right of UNIF GIFT MIN ACT- survivorship and not as tenants in common		Custodian (until age) (Cust)”
under Uniform Transfers to Minors Act (Minor) (State)

FORM OF ASSIGNMENT

For value received,                                                               hereby sells, assigns and transfers the Warrants to acquire shares Of AFG Holdings, Inc.                                Social Security or Other Taxpayer Identification Number represented by this Warrant Certificate to:

Print name and address

and does hereby irrevocably constitute and appoint                                                               attorney, to transfer said Warrants on the Warrant Register maintained for the purpose of registration thereof, with lull power of substitution in the premises:

Dated: , 20	Signature:

Name:

Note: The above signature and name should correspond exactly with the name of the holder as it appears on the face of the certificate, in every particular without alteration or enlargement or any change whatsoever.

EXERCISE FORM

The undersigned Holder of this Warrant Certificate hereby irrevocably elects to exercise the number of Warrants indicated below:

Number of Warrants Exercised

The undersigned requests that the shares of Common Stock be issued in the name of the undersigned Holder or as otherwise indicated below:

Name	Social Security or OtherTaxpayer Identification Number

Address

If such Warrants shall not constitute all of the Warrants represented hereby, the undersigned requests that a new Warrant Certificate of like tenor and date for the balance of the Warrants represented hereby be issued and delivered in the name of the undersigned Holder or as otherwise indicated as follows:

Name	Social Security or OtherTaxpayer Identification Number

Address

Dated: , 20	Signature:

Name:

In addition, if required by Section 8.3 of the Warrant Agreement, this form is accompanied by the transferee certification required by Section 8.3 of the Warrant Agreement.

Note: The above signature and name should correspond exactly with the name of the holder as it appears on the face of the certificate, in every particular without alteration or enlargement or any change whatsoever.

EXHIBIT B

Notice of Exercise

EXERCISE FORM FOR HOLDERS

OF DIRECT REGISTRATION WARRANTS

(To be executed upon exercise of Warrants)

NOTE: THIS NOTICE OF EXERCISE MUST BE DELIVERED TO THE WARRANT AGENT, PRIOR TO 5:00 PM., NEW YORK TIME, ON June 8, 2022.

The undersigned Holder, being the holder of Direct Registration Warrants of AFG Holdings, Inc., issued pursuant to that certain Warrant Agreement, as dated June 8, 2017 (the “Warrant Agreement”), by and among AFG Holdings, Inc. (the “Company”), and Computershare Inc. and Computershare Trust Company, N.A. (collectively, the “Warrant Agent”), hereby irrevocably elects to exercise the number of Direct Registration Warrants indicated below, to acquire the number of shares of Common Stock indicated below. All capitalized terms used in this Exercise Form that are not defined herein but are defined in the Warrant Agreement shall have the meanings given to them in the Warrant Agreement.

Number of Warrants Exercised

The undersigned requests that the shares of Common Stock be issued in the name of the undersigned Holder or as otherwise indicated below:

Name                                                                                  Social Security or OtherTaxpayer Identification Number

Address

If said number Warrants exercised shall not be all the Warrants registered in the name of the undersigned Holder, the undersigned requests that a Warrant Statement reflecting such balance of Warrants remaining outstanding be delivered to the address indicated below:

Name                                                                                       Social Security or Other Taxpayer Identification Number

Address

Dated: , 20	Signature:

Name:

In addition, if required by Section 8.3 of the Warrant Agreement, this form is accompanied by the transferee certification required by Section 8.3 of the Warrant Agreement.

Note: The above signature and name should correspond exactly with the name of the Holder as it appears on the Warrant Register, in every particular without alteration or enlargement or any change whatsoever.

FORM OF ASSIGNMENT

FOR HOLDERS

HOLDING DIRECT REGISTRATION WARRANTS

(To be executed only upon assignment of Warrants)

For value received, the undersigned Holder of Direct Registration Warrants issued pursuant to that certain Warrant Agreement, as dated June 8, 2017, by and among AFG Holdings, Inc. (the “Company”), and Computershare Inc. and Computershare Trust Company, N.A. (collectively, the “Warrant Agent”), hereby sells, assigns and transfers unto the assignee(s) named below the number of Direct Registration Warrants listed opposite the respective name(s) of the assignee(s) named below, and all other rights of the Holder under said Direct Registration Warrants, and does hereby irrevocably constitute and appoint                                  attorney, to transfer said Direct Registration Warrants, as and to the extent set forth below, on the Warrant Register maintained for the purpose of registration thereof, with full power of substitution in the premises:

Name(s) of Assignee(s)	Address of Assignee(s)	Number of Warrants

Dated:             , 20.

Signature:

Name:

Note: The above signature and name should correspond exactly with the name of the Holder of the Direct Registration Warrants as it appears on the Warrant Register.